David P. Engel Elected to Susser Holdings’ Board of Directors

Board expands to 7 members / Engel becomes 4th outside director

CORPUS CHRISTI, Texas, Sept. 17 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) announced today that David P. Engel, a management consultant, has been elected to its board of directors. With the addition of Engel, Susser’s board expands to seven directors, including a majority of independent directors.

“David brings to our board more than 30 years of experience in business management, both as a business owner and as a management consultant,” said Sam L. Susser, president and chief executive officer of Susser Holdings. “He served on our board from 2000-2005, and his experience and expertise will prove very valuable to our Company as we continue to grow the business.”

Engel is principal of Corpus Christi-based Engel and Associates, LLC, which provides business management consulting services to public and private companies in the areas of financial performance improvement, acquisitions and divestitures.

Prior to forming his consulting practice, Engel was president of Airgas Southwest, Inc., a distributor of welding supplies and packaged gases. Earlier, he was CEO, president and owner of Welders Equipment Company, which he sold to Airgas Southwest’s parent, Airgas Inc., in 1996.

Engel serves on the board of directors of First Victoria National Bank and is an advisory board member to Heldenfel’s Enterprises. He also serves on the board of the Corpus Christi Regional Economic Development Corporation, CHRISTUS Spohn Health System, the Lexington Museum and the South Texas Council of the Boy Scouts of America.

Engel received a bachelor of business administration degree from Southern Methodist University and is a graduate of the Harvard University Owner/President Management Program.

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates 330 convenience stores in Texas and Oklahoma under the Stripes banner and supplies branded motor fuel to over 370 independent dealers through its wholesale fuel division. Susser owns and operates over 150 Laredo Taco Company restaurants inside the Stripes convenience stores that feature authentic “made from scratch” Mexican food.

SUSS-IR

Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

/CONTACT: Mary Sullivan, Chief Financial Officer of Susser Holdings Corporation, +1-361-693-3743, msullivan@susser.com; or Ken Dennard, Managing Partner, +1-713-529-6600, ksdennard@drg-e.com, or Anne Pearson, Senior Vice President, +1-210-408-6321, apearson@drg-e.com, both of DRG&E, for Susser Holdings Corporation/